Exhibit 10.1

BUSINESS LOAN AGREEMENT
by and between
PEOPLESUPPORT, INC.,
a Delaware corporation
and
CITIBANK (WEST), FSB
Dated as of July 28, 2006

Citibank (West), FSB
Business Loan Agreement

Borrower:	PeopleSupport, Inc.,
a Delaware corporation

Address:	1100 Glendon Avenue
Los Angeles, CA 90024

Date:	July 28, 2006
     THIS BUSINESS LOAN AGREEMENT (“Agreement”) is entered into as of the above date between Citibank (West), FSB (“Lender”), with offices at 210 West Lexington Drive, Glendale, California, 91203, and the borrower named above (“Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”).
1. DEFINITIONS AND INTERPRETATIONS.
     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:
          “Account” has the meaning set forth in Section 9102(a)(2) of the Code.
          “Account Debtor” means a Person obligated on an Account, chattel paper or General Intangible.
          “Additional Costs” has the meaning set forth in Section 3.2(vii).
          “Adjusted Quick Ratio” means, as of the date of determination, Quick Assets divided by the amount of Revolving Loans outstanding.
          “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.
          “Audit” means to inspect, audit and copy Borrower’s books and records.
           “Borrower” has the meaning set forth in the introduction to this Agreement.
           “Borrower’s Address” has the meaning set forth in the introduction to this Agreement.
          “Business Day” means (i) a day on which Lender is open for business in the State of California, and (ii) a day on which banks are open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, for any period, the aggregate of all cash expenditures by Borrower during that period that, in conformity of GAAP, are or are required to be included in the property, plant or equipment reflected in the balance sheet of Borrower.
          “Change of Control” shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the current holders of the ownership interests in Borrower) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, as a result of any

Citibank (West), FSB	Business Loan Agreement

single transaction or a series of transactions, of more than fifty percent (50%) of the total voting power of all classes of stock or other ownership interests then outstanding of Borrower normally entitled to vote in the election of directors or analogous governing body.
          “Closing Date” means the date of the initial funding under this Agreement.
          “Code” means the Uniform Commercial Code as adopted and in effect in the State of California, from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, effective July 1, 2001.
          “Credit Limit” has the meaning set forth in Section 2.1 of this Agreement.
          “Debt” means, as of the date of determination, the sum, but without duplication, of any and all of Borrower’s (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by Borrower (directly or indirectly) for or in respect of money borrowed, (ii) all obligations arising out of capital leases, (iii) all obligations for the deferred purchase price of property or services, (iv) all indebtedness and liabilities guaranteed by Borrower, and (v) all liabilities under Title IV of ERISA, less permitted subordinated debt.
          “Debt Collection Assets” means any assets relating to Borrower’s debt collection business and which are subject to liens of Persons who have an interest in such Debt Collection Assets.
          “Debt Collection Indebtedness” means debt of Borrower incurred in connection with the purchase of Debt Collection Assets so long as such debt: (i) specifically states that the recourse of the lender or any other creditor thereunder is limited to the collateral securing the same and (ii) is secured solely by the Debt Collection Assets which were purchased with the proceeds of such Debt Collection Indebtedness.
          “Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.
          “Default Rate” has the meaning set forth in Section 3.3 if this Agreement.
          “Deposit Account” means any demand, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of Borrower with a bank (as defined in the Code), and all amounts therein, whether or not restricted or designated for a particular purpose.
          “Dollars or $” means United States dollars.
          “Domestic Receivables” means Receivables where the Account Debtor is located in the United States.
          “EBITDA” means, for any period, the sum of the following items: (a) net income after tax for such period, (b) interest expense for such period, (c) depreciation and amortization for such period, (d) all other non-cash expenses (less non-cash gains), including without limitation charges resulting from FASB 123R, for such period, (e) income tax expense for such period, (f) all extraordinary items and (g) non-recurring charges or restructuring charges relating to an acquisition as agreed to by the Bank (in each instance to the extent deducted in the determination of net income and, in each case, as determined in accordance with GAAP).
          “Equipment” means all of Borrower’s present and hereafter acquired goods (other than Inventory, farm products, or consumer goods) including, but not limited to, software embedded in such goods and all machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dies, jigs, of every kind and description used in Borrower’s operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

Citibank (West), FSB	Business Loan Agreement

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.
          “Event of Default” means any of the events set forth in Section 8.1.
          “F/X Obligations” means Borrower’s obligations under any foreign exchange facility with Lender.
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
          “General Intangibles” means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Lender, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation, life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, software, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).
          “Guaranty” means the Guaranty executed by PeopleSupport (Philippines), Inc. a Philippines corporation, STC Solutions, Inc., a Delaware corporation, ProArm Management, Inc., a Delaware corporation, PeopleSupport Rapidtext, Inc., a Delaware corporation, The Transcription Company, a California corporation, and PeopleSupport (Costa Rica), S.R.L., a Costa Rican entity, and any other Material Subsidiary after the date hereof in favor of Lender.
          “Interest Period” means, with respect to each LIBOR Rate Loan, the period commencing on the Business Day specified by Borrower in a LIBOR Rate Loan Pricing Worksheet and agreed to by Lender and ending on the numerically corresponding day thirty (30), sixty (60), ninety (90), or one hundred twenty (120) days thereafter as Borrower may elect pursuant to the applicable LIBOR Loan Pricing Worksheet. If any Interest Period would otherwise expire on a day that is not a Business Day, the Interest Period shall expire on the next succeeding Business Day; provided that no Interest Period shall extend beyond the RLOC Maturity Date.
          “Inventory” means all of Borrower’s now owned and hereafter acquired goods, including software embedded in such goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit, and, including without limitation, all farm products), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.
          “Lender” has the meaning set forth in the introduction to this Agreement.
          “Lender Parent” has the meaning set forth in Section 3.2(ix).
          “LIBOR Base Rate” means the rate per annum for United States dollar deposits quoted by Lender in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate in its sole discretion as the London interbank offered rate for a period of time approximately equal to the number of months in the relevant Interest Period, with the

Citibank (West), FSB	Business Loan Agreement

understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for loans making reference thereto.
          “LIBOR Breakage Costs” mean loss, costs or expense incurred by Lender as a result of any failure by Borrower to borrow a Revolving Loan on the date for such borrowing specified in the relevant notice of borrowing hereunder.
          “LIBOR Option” has the meaning set forth in Section 3.2(i).
          “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by Lender as the sum of (a) the quotient of (i)the LIBOR Base Rate for such Interest Period, divided by (ii) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
          “LIBOR Rate Loan” means each Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Loan Pricing Worksheet” means an irrevocable request from Borrower to Lender, in the form set forth on Exhibit B attached hereto, duly executed by Borrower, stating that Borrower elects to pay interest at the LIBOR Option, and specifying the date such LIBOR Rate Loan is to be made (which shall be a Business Day), the amount of the LIBOR Rate Loan and the Interest Period for such LIBOR Rate Loan.
          “Loan Account” has the meaning set forth in Section 2.2.
          “Loan Documents” means this Agreement, the Guaranty and any other agreement, instrument or document executed in connection herewith or therewith.
          “Marketable Securities” means (i) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 3 years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group or Moody’s Investors Services, Inc. and (ii) securities traded in a nationally-recognized market.
          “Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Borrower or the subsidiaries of Borrower (taken as a whole with Borrower), or any guarantor (taken as a whole with Borrower) of any of the Obligations, (ii) the ability of Borrower or any guarantor (taken as a whole with Borrower) of any of the Obligations to perform its obligations under this Agreement (including, without limitation, repayment of the Obligations as they come due), or (iii) the validity or enforceability of this Agreement or any other agreement or document entered into by any party in connection herewith, or the rights or remedies of Lender hereunder or thereunder.
          “Maximum Funded Debt” means, as of the date of determination, all outstanding interest-bearing Debt of Borrower, including without limitation outstanding Revolving Loans.
          “Material Subsidiary” means a Subsidiary of Borrower which (i) has annual revenues of $100,000 or greater or (ii) has assets valued at $100,000 or more.
          “Obligations” means all present and future Revolving Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise made in connection with this Agreement, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to

Citibank (West), FSB	Business Loan Agreement

others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees (including reasonable attorneys’ fees and expenses incurred in bankruptcy), expert witness fees and expenses, fees and expenses of consultants, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Lender delivered or executed in connection with this Agreement.
          “Overadvance” has the meaning set forth in Section 4.1.
           “Permitted Liens” means the following:
          (a) purchase money security interests in specific items of Equipment and liens for non-recourse loans secured by real property;
          (b) leases of specific items of Equipment;
          (c) liens for taxes and assessment not yet delinquent or that are being contested in good faith by proper proceedings so long as adequate reserves have been established on Borrower’s books in accordance with GAAP;
          (d) security interests being terminated substantially concurrently with this Agreement;
          (e) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or that are being contested in good faith by proper proceedings so long as adequate reserves have been established on Borrower’s books in accordance with GAAP;
          (f) liens imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, workers compensation and other like Liens; or
          (g) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. “Permitted F/X Indebtedness” means foreign exchange contracts with other financial institutions with an aggregate maximum unsecured exposure of up to Five Million Dollars ($5,000,000).
          “Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.
          “Prime Rate” means the variable rate of interest, per annum, published in the “Money Rates” column or section of The Wall Street Journal (Western Edition) (“WSJ”) as the “prime rate”. In the event two prime rates are published, the higher rate shall be used. The Prime Rate is an index for determining one of the interest rates payable under the terms of this Agreement. The Prime Rate is not necessarily the lowest rate offered by the banks that establish the rate or by Lender. In the event the WSJ ceases to publish the Prime Rate, Lender, in its reasonable judgment, may substitute any similar index for the Prime Rate. Any change in the Prime Rate shall take effect on the date of publication in the WSJ.
          “Prime Rate Loan” means each Revolving Loan that bears interest at a rate determined by reference to the Prime Rate.
          “Quick Assets” means, as at any date of determination, the sum of Borrower’s cash, cash equivalents, Marketable Securities and Domestic Receivables minus any Debt Collection Assets.

Citibank (West), FSB	Business Loan Agreement

          “Receivables” means all of Borrower’s now owned and hereafter acquired Accounts (whether or not earned by performance), letters of credit, letter of credit rights, license fees, contract rights, chattel paper (including tangible chattel paper, electronic chattel paper, and intangible chattel paper), instruments (including promissory notes), drafts, securities, documents, securities accounts, security entitlements, commodity contracts, commodity accounts, investment property, supporting obligations and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.
          “Regulatory Change” means, with respect to Lender, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
          “Reserve Percentage” means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor governmental authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
          “Responsible Officer” means Chief Executive Officer, President and Chief Financial Officer.
          “Revolving Loans” has the meaning set forth in Section 2.1 of this Agreement.
           “RLOC Maturity Date” means July 28, 2008.
          “Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.
          “Subsidiary” means a corporation, partnership, limited liability company, or other entity in which Borrower directly or indirectly owns or controls the shares of stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
     1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. In addition, unless otherwise specified herein all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

Citibank (West), FSB	Business Loan Agreement

     1.3 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and references to the singular include the plural; references to any gender include any other gender; the part includes the whole; the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words, “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.
     1.4 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.
     1.5 No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other documents, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     1.6 Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.
2. CREDIT FACILITIES.
     2.1 Revolving Line of Credit. Provided no Default or Event of Default has occurred and is continuing, Lender will make loans to Borrower (the “Revolving Loans”) from time to time from the Closing Date to the RLOC Maturity Date in a total amount (the “Credit Limit”) at any time outstanding not to exceed Twenty Five Million Dollars ($25,000,000.00). Within the foregoing limits, Borrower may borrow, partially or wholly prepay and reborrow under this Agreement as set forth herein.
     2.2 Loan Account/Deposit Account. Lender shall maintain on its books a record of account (“Loan Account”) in which it shall make entries for each Revolving Loan and such other debits and credits as shall be appropriate in connection with the credit facility set forth in this Agreement. Each Revolving Loan made by Lender shall be deposited in Borrower’s account number 201844586 at Lender, or such other account with Lender as designated in writing by Borrower.
3. INTEREST.
     3.1 Prime Rate.
          (i) All Revolving Loans (except for LIBOR Rate Loans) and all other monetary Obligations shall bear interest at a rate equal to the Prime Rate minus .25 percentage points (twenty-five basis points), calculated on the basis of a 360-day year for the actual number of days elapsed.
          (ii) Except as otherwise provided in this Agreement, interest on each Prime Rate Loan shall be due and payable (i) monthly, in arrears, on the last day of each and every month, commencing August 31, 2006, and (ii) on the RLOC Maturity Date.

Citibank (West), FSB	Business Loan Agreement

          (iii) Each Prime Rate Loan shall be made upon the irrevocable written request of Borrower in the form of Exhibit A received by Lender no later than 11:00 a.m. (California time) on the Business Day such Prime Rate Loan is to be made. Each such notice shall specify the date such Prime Rate Loan is to be made, which day shall be a Business Day, and the amount of such Prime Rate Loan, and shall comply with such other requirements as Lender determines are reasonable or desirable in connection therewith. Any written request for a Prime Rate Loan received by Lender after 11:00 a.m. (California time) shall not be considered by Lender until the next Business Day.
     3.2 LIBOR Option.
          (i) In lieu of having interest charged at a rate based upon the Prime Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans accrue interest at the LIBOR Rate plus 0.65 percentage points (sixty-five basis points). Borrower shall request such LIBOR Rate by delivering to Lender a LIBOR Loan Pricing Worksheet with respect thereto. The LIBOR Loan Pricing Worksheet shall be received by Lender no later than 11:00 a.m. (California time) on the same Business Day such LIBOR Rate Loan shall occur. Any LIBOR Loan Pricing Worksheet received by Lender after 11:00 a.m. (California time) shall not be considered by Lender until the next Business Day.
          (ii) Interest on each LIBOR Rate Loan shall be payable on the earlier to occur of (i) the last day of the Interest Period applicable thereto, and (ii) if the Interest Period has a duration of more than one month, on the last day of each one (1) month interval that occurs during such Interest Period from the first day of such Interest Period. Interest on each LIBOR Rate Loan shall be calculated on the basis of a 360-day year for the actual number of days elapsed.
          (iii) Borrower may from time to time submit in writing a request that Prime Rate Loans be converted to LIBOR Rate Loans or that any existing LIBOR Rate Loans be continued for an additional Interest Period. Such request shall specify the amount of the Prime Rate Loans which will constitute LIBOR Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans. Each written request for a conversion to a LIBOR Rate Loan or a continuation of a LIBOR Rate Loan shall be substantially in the form of a LIBOR Loan Pricing Worksheet and received by Lender no later than 11:00 a.m. (California time) at least one (1) Business Day prior to the Business Day such conversion or continuation shall occur provided that:
               (A) no Default or Event of Default exists;
               (B) Borrower shall have complied with such customary procedures as Lender has established from time to time for Borrower’s requests for LIBOR Rate Loans;
               (C) the amount of a LIBOR Rate Loan shall be $100,000.00 or such greater amount which is an integral multiple of $10,000.00;
               (D) no more than seven (7) LIBOR Rate Loans are outstanding; and
               (E) Lender shall have determined that the Interest Period or LIBOR Rate is available to Lender and can be readily determined as of the date of the request for such LIBOR Rate Loan.
          (iv) Any request by Borrower to convert Prime Rate Loans to LIBOR Rate Loans or continue any existing LIBOR Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if Lender had purchased such deposits to fund the LIBOR Rate Loans.
          (v) Each LIBOR Rate Loan shall automatically convert to a Prime Rate Loan on the last day of the applicable Interest Period, unless Lender has received and approved a duly

Citibank (West), FSB	Business Loan Agreement

completed LIBOR Loan Pricing Worksheet no later than 11:00 a.m. (California time) at least one (1) Business Day prior to such last day of the existing Interest Period in accordance with the terms hereof. After the occurrence of an Event of Default (i) Lender may determine not to permit Borrower to incur any LIBOR Rate Loans or convert any Prime Rate Loans into LIBOR Rate Loans and (ii) any LIBOR Rate Loans outstanding at such time shall, at Lender’s option, (x) convert to Prime Rate Loans; provided that Borrower shall not be responsible for any LIBOR Breakage Costs resulting from such conversion or (y) expire at the then current Interest Period applicable to such LIBOR Rate Loans and then be continued as Prime Rate Loans. Unless as provided above, Borrower agrees to pay to Lender, upon demand by Lender (or Lender may, at its option, charge Borrower’s Loan Account) any amounts required to compensate Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Loans to Prime Rate Loans pursuant to any of the foregoing.
          (vi) If for any reason (including voluntary or mandatory prepayment or acceleration), Lender receives all or part of the principal amount of a LIBOR Rate Loan prior to the last day of the Interest Period for such Revolving Loan, Borrower shall immediately notify Borrower’s account officer at Lender and, on demand by Lender, pay Lender the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Lender by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Lender in its reasonable discretion. Lender’s determination as to such amount shall be conclusive absent manifest error.
          (vii) Borrower shall pay to Lender, upon demand by Lender, from time to time such amounts as Lender may determine to be necessary to compensate it for any costs incurred by Lender that Lender determines are attributable to its making or maintaining of any amount receivable by Lender hereunder in respect of any Revolving Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
               (A) changes the basis of taxation of any amounts payable to Lender under this Agreement with respect of any Revolving Loans (other than changes which affect franchise, capital, branch profit taxes or taxes measured by or imposed on the overall net income of Lender); or
               (B) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender (including any Revolving Loans or any deposits referred to in the definition of “LIBOR Base Rate”); or
               (C) imposes any other condition affecting this Section 3.2(vii) (or any of such extensions of credit or liabilities).
Lender will notify Borrower of any event occurring after the date of this Agreement which will entitle Lender to compensation pursuant to this Section 3.2(vii) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Lender will furnish Borrower with a statement setting forth the basis and amount of each request by Lender for compensation under this Section 3.2(vii). Determinations and allocations by Lender for purposes of this Section 3.2(vii) of the effect of any Regulatory Change on its costs of maintaining its obligations to make Revolving Loans or of making or maintaining Revolving Loans or on amounts receivable by it in respect of Revolving Loans, and of the additional amounts required to compensate Lender in respect of any Additional Costs, shall be conclusive absent manifest error.
          (viii) Borrower shall pay to Lender, upon the request of Lender, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Lender) to compensate it for any

Citibank (West), FSB	Business Loan Agreement

LIBOR Breakage Costs, unless such LIBOR Breakage Costs are due solely from Lender’s failure to make a Revolving Loan specified in a notice of borrowing pursuant to the terms of this Agreement.
          (ix) If Lender shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender in any respect, with any directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Lender or any person or entity controlling Lender (a “Lender Parent”) as a consequence of its obligations hereunder to a level below that which Lender (or its Lender Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within 15 days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A statement of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, absent manifest error.
          (x) If at any time Lender, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Loans for periods equal to the corresponding Interest Periods are not available to Lender in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Lender of lending the LIBOR Rate Loan, then Lender shall promptly give notice thereof to Borrower, and upon the giving of such notice Lender’s obligation to make the LIBOR Rate Loans shall terminate, unless Lender and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Loans. If it shall become unlawful for Lender to continue to fund or maintain any Revolving Loans, or to perform its obligations hereunder, upon demand by Lender, Borrower shall prepay the Revolving Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder.
     3.3 Default Interest. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the unpaid principal amount of each Revolving Loan owing to Lender and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable on demand by Lender, at a rate per annum (the “Default Rate”) equal at all times to five percent (5%) per annum above the rate per annum required to be paid on such Revolving Loan pursuant to Sections 3.1 or 3.2, as the case may be, or, in the case of such other amounts, above the rate per annum required to be paid on Prime Rate Loans pursuant to Section 3.1 above.
4. PAYMENT OF OBLIGATIONS.
     4.1 Overadvance. If, at any time and for any reason, the amount of the outstanding Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay Lender, in cash, the amount of such Overadvance. Lender shall apply such payments (i) first to the outstanding Revolving Loans that are Prime Rate Loans and (ii) second to the outstanding Revolving Loans that are LIBOR Rate Loans in an order to minimize LIBOR Breakage Costs.
     4.2 RLOC Maturity Date. On the RLOC Maturity Date, Borrower shall pay and perform in full all outstanding Revolving Loans and all other Obligations, whether for principal, interest, costs, fees or otherwise.
     4.3 Manner of Payment. Payment of the Revolving Loans and all other Obligations shall be withdrawn from Borrower’s account number 201844586 with Lender, or such other account with Lender as designated in writing by Borrower.
5. CONDITIONS PRECEDENT.
     5.1 Conditions to Initial Revolving Loans. The obligation of Lender to make the Revolving Loans is subject to the satisfaction, in the sole discretion of Lender, at or prior to the first advance of funds hereunder, of each, every and all of the following conditions:

Citibank (West), FSB	Business Loan Agreement

          (a) Borrower shall deliver to Lender this Agreement and the Guaranty, in form and substance satisfactory to Lender in its sole and absolute discretion;
          (b) Lender shall have received copies of the insurance binders or certificates evidencing Borrower’s compliance with Section 7.2 of this Agreement.
          (c) Lender shall have received copies of Borrower’s articles and all amendments thereto, and a certificate of good standing, each certified by the Secretary of State of the state of Borrower’s organization, and dated a recent date prior to the Closing Date, and Lender shall have received certificates of foreign qualification for Borrower from the Secretary of State of California.
          (d) Lender shall have received copies of Borrower’s bylaws and all amendments thereto, and Lender shall have received copies of the resolutions of the board of directors of Borrower, authorizing the execution and delivery of this Agreement and the other documents contemplated hereby, and authorizing the transactions contemplated hereunder and thereunder, and authorizing specific officers of Borrower to execute the same on behalf of Borrower, in each case certified by the Secretary or other acceptable officer of Borrower as of the Closing Date.
          (e) Lender shall have received evidence from Borrower that Borrower has complied with all tax withholding and Internal Revenue Service regulations, in form and substance satisfactory to Lender in its sole and absolute discretion.
          (f) Lender shall have completed its due diligence with respect to Borrower.
          (g) Lender shall have received such other agreements, instruments and documents as Lender may require in connection with the transactions contemplated hereby, all in form and substance satisfactory to Lender in Lender’s sole and absolute discretion, and, as applicable, in form for filing in the appropriate filing office.
          (h) Lender shall have received all out-of-pocket costs incurred by Lender in connection with the loan documents.
          (i) The Closing Date shall occur no later than July 31, 2006.
     5.2 Conditions to all Revolving Loans. The obligation of Lender to make any Revolving Loans to Borrower (including the initial Revolving Loans) is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Lender:
          (a) The fact that, immediately before and after the making of any Revolving Loan, no Event of Default or Default shall have occurred or be continuing; and
          (b) The fact that the representations and warranties of Borrower contained in this Agreement shall be materially true and correct on and as of the date of such borrowing.
6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. In order to induce Lender to enter into this Agreement and to make Revolving Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:
     6.1 State of Organization, Existence and Authority. Borrower and each Subsidiary is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization which, as to Borrower, is accurately set forth in the heading to this Agreement. Borrower and each Subsidiary is and will continue to be qualified and licensed to do business in all jurisdictions in which such qualification or license is required under applicable law. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby, and any documents executed by a Subsidiary, (a) have been duly and validly authorized, (b) are enforceable against Borrower and such Subsidiary in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or

Citibank (West), FSB	Business Loan Agreement

similar laws relating to creditors’ rights generally), and (c) do not violate Borrower’s or such Subsidiary’s articles, or any law or any material agreement or instrument which is binding upon Borrower or such Subsidiary or Borrower’s or such Subsidiary’s property, and (d) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument that is binding upon Borrower or such Subsidiary or Borrower’s or such Subsidiary’s property. Borrower will give Lender ten (10) days’ prior written notice before changing its state of organization.
     6.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. All prior names of Borrower and all of Borrower’s present and prior trade names are listed on the Schedule attached hereto. Borrower shall give Lender thirty (30) days’ prior written notice before changing its name or doing business under any trade name. Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.
     6.3 Place of Business. Borrower’s Address set forth in the heading to this Agreement is the address and location of Borrower’s chief executive office.
     6.4 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.
     6.5 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and now and in the future will fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Effect. Borrower is now and will continue to be Solvent.
     6.6 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (a) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of Borrower’s assets. As of the date hereof, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     6.7 Compliance with Law. Borrower and each Subsidiary has complied, and will comply, in all material respects, with all provisions of all material foreign, federal, state and local laws and regulations relating to Borrower or such Subsidiary, including, but not limited to, the Fair Labor Standards Act, and those relating to Borrower’s or such Subsidiary’s ownership of real or personal property, the conduct and licensing of Borrower’s or such Subsidiary’s business, and environmental matters.
     6.8 Material Subsidiaries. All of Borrower’s Material Subsidiaries on the Closing Date are set forth in the definition of “Guaranty” in Section 1.1. Borrower shall cause all other Subsidiaries that become Material Subsidiaries after the Closing Date to execute a counterpart to the Guaranty.
     6.9 Litigation. Except as disclosed in the Schedule attached hereto, there is no claim, suit, litigation, proceeding or investigation pending, or to the best of Borrower’s knowledge, threatened by or

Citibank (West), FSB	Business Loan Agreement

against or affecting Borrower or any Subsidiary in any court or before any governmental agency (or any basis therefore known to Borrower) which may result, either separately or in the aggregate, in a Material Adverse Effect. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower or any Subsidiary involving any single claim of $1,000,000.00 or more, or involving $2,000,000.00 or more in the aggregate.
     6.10 Use of Proceeds. All proceeds of all Revolving Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Revolving Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”
7. ADDITIONAL DUTIES OF THE BORROWER.
     7.1 Financial and Other Covenants. Borrower shall at all times comply with the following covenants:
          (a) Borrower shall maintain an Adjusted Quick Ratio of at least 1.25:1.00 as of the last day of each fiscal quarter-end.
          (b) Borrower shall maintain a Maximum Funded Debt to EBITDA Ratio, measured on a rolling four-quarter basis, of no greater than 1.50:1.00, measured the last day of each fiscal quarter-end
     7.2 Insurance. Borrower shall at all times carry such business insurance with financially sound and reputable insurance companies in amounts, covering such risks, and having such deductibles as is customary for reputable companies engaged primarily in the same business as Borrower.
     7.3 Reports. Borrower, at its expense, shall provide Lender with the written reports set forth below, and, after the occurrence and continuance of an Event of Default, such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Lender shall from time to time reasonably request:
          (a) SEC Form 10-Q, together with company prepared consolidating schedules no later than forty-five (45) days after the end of each quarter, commencing with the quarter ending September 30, 2006.
          (b) SEC Form 10-K, together with company prepared consolidating schedules no later than ninety (90) days after the end of Borrower’s fiscal year, commencing with the fiscal year ending December 31, 2006.
          (c) a quarterly loan covenant compliance certificate in the form of Exhibit C attached hereto no later than forty-five (45) days after the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2006.
     7.4 Access to Books and Records. At reasonable times but not less frequently than annually and on one (1) Business Day’s notice, Lender, by and through its employees or agents, shall have the right to perform Audits. Lender shall take reasonable steps to keep confidential all confidential information obtained in any Auditor appraisal, but Lender shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower’s books or records at any location other than Borrower’s Address, without first notifying Lender of the same and obtaining the written agreement from such accounting firm, service bureau or other third party to give Lender the same rights with respect to access to books and records and related rights as Lender has under this Agreement. Borrower shall reimburse Lender immediately upon demand of the fees and expenses incurred in connection with said Audit; provided that Borrower shall only have to pay for one Audit per year (which cost shall be limited to $3,500) unless an Event of Default has occurred and is continuing.

Citibank (West), FSB	Business Loan Agreement

     7.5 Negative Covenants. Borrower shall not, and shall not permit any of its Subsidiaries to, without Lender’s prior written consent, do any of the following:
          (a) merge or consolidate with another entity, except in a transaction in which (1) as to Borrower, (i) the owners of Borrower hold at least fifty percent (50%) of the ownership interest in the surviving entity immediately after such merger or consolidation, and (ii) (x) Borrower is the surviving entity or (y) Borrower is not the surviving entity and Lender has conducted a credit analysis of the surviving entity which is satisfactory to Lender in its sole discretion and has received the requisite credit approval and (2) as to any Subsidiary, Borrower holds at least fifty percent (50%) of the ownership interest in the surviving entity immediately after such merger or consolidation;
          (b) enter into any other transaction outside the ordinary course of business. For purposes of this Section 7.5, Lender acknowledges that Borrower’s ordinary course of business includes, but is not limited to, any activity by it or its subsidiaries related to business process outsourcing, including, without limitation, acquiring other companies or property which Borrower believes will enhance its position in such industry;
          (c) sell, lease or license (except for software licensed by Borrower in the ordinary course of business) any of Borrower’s or any Subsidiary’s assets, or grant any other security interest (other than a Permitted Lien) in such assets, except for the sale, lease or license of finished Inventory in the ordinary course of Borrower’s or any Subsidiary’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business;
          (d) make any loans of any money or other assets, except (i) advances to customers or suppliers in the ordinary course of business, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers and directors for the purpose of purchasing equity securities of Borrower or any Subsidiary or for any other purpose satisfactory to Lender; provided, however, that nothing in this Section 7.5 or elsewhere in this Agreement shall restrict Borrower’s or any Subsidiary’s right to make investments in Marketable Securities;
          (e) incur any debts outside the ordinary course of business, other than Permitted F/X Indebtedness and Debt Collection Indebtedness;
          (f) guarantee or otherwise become liable with respect to the obligations of another party or entity (other than for surety bonds incurred in the ordinary course of business);
          (g) make any change in Borrower’s or any Subsidiary’s capital structure which would have a Material Adverse Effect; or
          (h) dissolve or elect to dissolve;
     Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default is continuing or would occur as a result of such transaction.
     7.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to or relating to Borrower or any Subsidiary, Borrower shall, without expense to Lender, make available Borrower and any Subsidiary and any of their officers, employees and agents and Borrower’s and any Subsidiary’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
     7.7 Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may deem reasonably necessary or useful in order to fully consummate the transactions contemplated by this Agreement.
     7.8 Primary Operating Account. Within twelve months of the Closing Date, Borrower’s primary operating banking relationship shall be with Lender. For purposes of this Section 7.8, “Borrower’s

Citibank (West), FSB	Business Loan Agreement

primary operating banking relationship” shall be deemed to mean Borrower’s accounts containing funds which Borrower reasonably expects to be used in the ordinary course of business within a ninety (90) day period.
     7.9 Dividends and Distributions. Borrower shall not pay or declare any dividends or distributions on the ownership interests in Borrower, including dividends or distributions payable solely in stock form of ownership interests in Borrower, unless immediately before and after such payment or declaration no Event of Default or Default shall have occurred or be continuing.
8. EVENTS OF DEFAULT AND REMEDIES.
     8.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:
          (a) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading and results in a Material Adverse Effect; or
          (b) Borrower shall fail to pay when due any Revolving Loan or any interest thereon or any other monetary Obligation (other than any F/X Obligation) within three (3) Business Days of when due for regularly scheduled payments or ten (10) Business Days after Borrower’s receipt of notice from Lender of non-regularly scheduled amounts due; or
          (c) Borrower shall fail to give Lender access to its books and records as provided in Section 7.4 above, or shall breach any negative covenant set forth in Section 7.5 above; or
          (d) Borrower shall fail to comply with the financial covenants (if any) set forth in Section 7.1 or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or
          (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within the later of (i) ten (10) days after Borrower receives notice from Lender of the occurrence of such failure to perform with respect to such non-monetary obligation (but this subsection (i) is only applicable if no Responsible Officer has prior knowledge of such failure) or (ii) thirty (30) days after the date due; or
          (f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or
          (g) Dissolution, termination of existence, insolvency or business failure of Borrower or any guarantor of any of the Obligations; or voluntary appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or involuntary appointment of a receiver, trustee or custodian, for all or any part of the property of Borrower which is not dismissed within sixty (60) days; or
          (h) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is (i) not timely controverted, or (ii) not cured by the dismissal thereof within ninety (90) days after the date commenced; or
          (i) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

Citibank (West), FSB	Business Loan Agreement

          (j) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or
          (k) Borrower or any guarantor of any of the Obligations makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or
          (l) Except as permitted under Section 7.5(a), Borrower shall suffer or experience any Change of Control without Lender’s prior written consent, which consent shall be in the discretion of Lender in the exercise of its reasonable business judgment; or
          (m) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
          (n) Borrower defaults on any of its F/X Obligations, which default is not cured within five (5) Business Days of such default; or
          (o) there shall be any Material Adverse Effect.
     8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following:
          (a) Cease making Revolving Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement;
          (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation;
          (c) Demand and receive possession of copies of any of Borrower’s federal and state income tax returns and copies of the books and records utilized in the preparation thereof or referring thereto.
All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender (including reasonable attorneys’ fees and expenses incurred in connection with bankruptcy) with respect to the foregoing shall be due from Borrower to Lender on demand. Lender may charge the same to Borrower’s Loan Account, and the same shall thereafter bear interest at the same rate as is applicable to the Prime Rate Loans. Without limiting any of Lender’s rights and remedies, from and after the occurrence of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional five percent (5%) per annum.
     8.3 Power of Attorney. After the occurrence and continuance of an Event of Default, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Lender agrees to exercise the following powers in a commercially reasonable manner:
          (a) Execute on behalf of Borrower any documents that Lender may, in its sole discretion, deem advisable in order to exercise a right of Borrower or Lender, or in order to fully

Citibank (West), FSB	Business Loan Agreement

consummate all the transactions contemplated under this Agreement, and all other present and future agreements;
          (b) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both;
          (c) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements.
Any and all sums paid and any and all costs, expenses, liabilities, obligations and reasonable attorneys’ fees incurred by Lender (including reasonable attorneys’ fees and expenses incurred pursuant to bankruptcy) with respect to the foregoing shall be added to and become part of the Obligations, and shall be payable on demand. Lender may charge the foregoing to Borrower’s Loan Account and the foregoing shall thereafter bear interest at the same rate applicable to the Prime Rate Loans. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower. Borrower shall pay, indemnify, defend, and hold Lender and each of its officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liability to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.
     8.4 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party in equity, under the Code, and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been indefeasibly paid and performed.
9. GENERAL PROVISIONS.
     9.1 Application of Payments. All payments with respect to the Obligations may be applied, and in Lender’s sole discretion reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its sole discretion; provided that before the occurrence of an Event of Default, Lender shall apply payments (i) first to the outstanding Revolving Loans that are Prime Rate Loans and (ii) second to the outstanding Revolving Loans that are LIBOR Rate Loans in an order to minimize LIBOR Breakage Costs.
     9.2 Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan Account, in which event they will bear interest from the date due to the date paid at the same rate applicable to Prime Rate Loans.
     9.3 Monthly Accountings. Lender shall provide Borrower monthly with a copy of the Loan Account that reflects all advances, charges, expenses and payments made pursuant to this Agreement.

Citibank (West), FSB	Business Loan Agreement

Such Loan Account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within thirty (30) days after each Loan Account is rendered, describing the nature of any alleged errors or omissions.
     9.4 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, facsimile or certified mail return receipt requested. All notices to Borrower shall be addressed to Borrower at the address shown in the heading to this Agreement, or at any other address designated in writing by Borrower to Lender. All notices to Lender shall be addressed to Lender at the address set forth in the introductory paragraph of this Agreement, to the attention of the Commercial Banking Division, Manager, Note Department, or at any other address designated in writing by Lender to Borrower. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, faxed (at time of confirmation of transmission), or at the expiration of one (1) Business Day following delivery to a private delivery service, or two (2) Business Days following the deposit thereof in the United States mail, with postage prepaid.
     9.5 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.
     9.6 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.
     9.7 Waivers. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Lender shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any Default shall not waive or affect any other Default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Lender shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement.
     9.8 No Liability for Ordinary Negligence. Neither Lender, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Lender, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender, but nothing herein shall relieve Lender from liability for its own gross negligence or willful misconduct.
     9.9 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.
     9.10 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
     9.11 Attorneys’ Fees, Costs and Charges. Borrower shall reimburse Lender for all reasonable attorneys’ fees (including reasonable attorneys’ fees and expenses incurred pursuant to bankruptcy) and all filing, recording, search, title insurance, appraisal, audit (subject to Section 7.4), and

Citibank (West), FSB	Business Loan Agreement

other costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs (including reasonable attorneys’ fees and expenses incurred pursuant to bankruptcy) Lender incurs in order to do the following: prepare and negotiate this Agreement and the documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of Borrower’s books and records; and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees (including reasonable attorneys’ fees and expenses incurred pursuant to bankruptcy), including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. Borrower shall also pay Lender’s standard charges for returned checks and for wire transfers, in effect from time to time. If Borrower does not pay the amounts required under this Section 9.11 within ten (10) days of written demand, all reasonable attorneys’ fees, costs and charges (including reasonable attorneys’ fees and expenses incurred pursuant to bankruptcy) and other fees, costs and charges to which Lender may be entitled pursuant to this Agreement may be charged by Lender to Borrower’s Loan Account and shall thereafter bear interest at the same rate as the Revolving Loan. Notwithstanding anything to the contrary herein, Borrower shall only be responsible to reimburse Lender for reasonable attorneys’ fees that Lender incurs on and before the Closing Date in an amount not to exceed $10,000.
     9.12 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for the Obligations. Lender may assign its rights and delegate its duties hereunder without the consent of Borrower. Lender reserves the right to syndicate (at Lender’s sole cost and expense) all or a portion of the transaction created herein or sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any such syndication, assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Lender assigns its rights and obligations hereunder to a third Person, Lender thereafter shall be released from such assigned obligations to Borrower.
     9.13 Publicity. Lender is hereby authorized, at its expense and in its sole discretion, to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.
     9.14 Confidentiality. Lender agrees that material, non-public information (“Confidential Information”) regarding Borrower, its operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants of Lender, (b) to subsidiaries and Affiliates of Lender, provided that any such subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 9.14, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its subsidiaries or as requested or required by any governmental authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any

Citibank (West), FSB	Business Loan Agreement

litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. For purposes of hereof, “Confidential Information” includes all documents, materials and information concerning Borrower, including without limitation its PeopleSupport Center in Makati City, Philippines (the “Service Center”), which (a) are furnished, made available or otherwise disclosed by Borrower or on Borrower’s behalf and (b) are designated by Borrower in writing as being confidential, excluding however from this requirement, any information obtained or disclosed in connection with the visit of any of Lender’s representative to the Service Center. Confidential Information excludes any documents, materials and information which (i) was or becomes generally available to the public other than as a result of a disclosure by Lender, (ii) was available to Lender on a non-confidential basis prior to its disclosure by Borrower or (iii) becomes available to Lender on a non-confidential basis from an independent source, provide that such source was not itself bound by an obligation of confidentiality owed by Borrower and known to Lender. The provisions of this Section 9.14 shall survive the termination of this Agreement.
     9.15 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Lender and Borrower shall be governed by the internal laws of the State of California, without regard to its conflicts of law principles. As a material part of the consideration to Lender to enter into this Agreement, Borrower (a) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Lender’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Los Angeles County; (b) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.
     9.16 Mutual Waiver of Jury Trial. TO THE EXTENT ALLOWED BY APPLICABLE LAW, BORROWER AND LENDER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN LENDER AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF LENDER OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.
[Execution Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the heading to this Agreement.

BORROWER:		LENDER:

PEOPLESUPPORT, INC.		CITIBANK (WEST), FSB

By:	/s/ Lance Rosenzweig	By:	/s/ John Curry

	Lance Rosenzweig, President and Chief		John Curry
	Executive Officer		Vice President
S-1
Business Loan Agreement

SCHEDULE TO
BUSINESS LOAN AGREEMENT

Borrower:	PEOPLESUPPORT, INC.,
a Delaware corporation

Address:	1100 Glendon Avenue
Los Angeles, CA 90024

Date:	July 28, 2006
This Schedule forms an integral part of the Business Loan Agreement between Citibank (West), FSB and the above Borrower dated of even date herewith.
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.2 -	Prior Names of
Borrower:

Section 7.2 -	Prior Trade Names
of Borrower:

Section 7.2 -	Existing Trade Names
of Borrower:

Section 7.3 -	Other Locations and
Addresses:

Section 7.10 -	Material Adverse
Litigation:

Schedule to
Business Loan Agreement

Citibank (West), FSB	Business Loan Agreement

Exhibit A
Line of Credit Advance Authorization
See attached.

Citibank (West), FSB	Business Loan Agreement

EXHIBIT B
LIBOR Loan Pricing Worksheet

Borrower(s) Name:

Note Amount:

	Obligor #:	Classification	Risk	Request
			Rating	Date:

Term

Effective Date:		Index Rate:	Spread:	Fixed Rate:

Maturity Date:

Obligation Note #:	Term:	☐ thirty (30) days ☐ sixty (60) days
☐ ninety (90) days ☐ one hundred twenty
(120) days
Notified Customer of Rate:                                                Rate Verified By:
The undersigned authorizes Lender to disburse the proceeds of this new libor note with terms indicated above.
The undersigned hereby represents and warrants to lender as follows:
All representatives and warranties contained in the Loan and Security Agreement (a) are materially true, correct, complete and accurate as the date of this request as if made this date and (b) will be materially true, correct, complete and accurate as of the requested date of disbursement above, as if made on that date. No event of Default under the Loan and Security Agreement has occurred that remains uncured, and no event has occurred which with the passage of time would result in the Event of Default under the Loan and Security Agreement.
Borrowers Signature:                                                                                                       Date:

Bank Use
Repayment Terms:            Interest:                                                                               Principal:

Auto Debit IFR Tranche:	No ________	Yes: X	Checking
Account #: ____________________________

Prepared By:

Approved By:

NOTE DEPARTMENT PURPOSES ONLY

3

Citibank (West), FSB	Business Loan Agreement

APPROVED BY:

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
     This certificate is given by PeopleSupport, Inc. (“Borrower”) pursuant to Section 7.3(c) of that certain Business Loan Agreement dated as of July 28, 2006 among Borrower and Citibank (west), FSB (“Lender”) (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.
     The officer executing this certificate is the Chief Financial Officer of Borrower and as such is duly authorized to execute and deliver this certificate on behalf of Borrower. By executing this certificate such officer hereby certifies to Lender that:
     1. The calculations set forth on the Attachment hereto are true and accurate computations of the financial covenants.
     2. As of the date hereof no Default or Event of Default exists.
     Dated this ___day of                     , 200_

Name:

Title: Chief Financial Officer

4

Citibank (West), FSB	Business Loan Agreement

ATTACHMENT TO COMPLIANCE CERTIFICATE
ALL TERMS USED HEREIN SHALL HAVE THE MEANING
ASCRIBED TO SUCH TERMS IN THE LOAN AGREEMENT

1. Adjusted Quick Ratio

A. Cash:

B. Cash Equivalents:

C. Total Receivables:

D. Receivables which the Account Debtor is located outside of the United States:

E. Domestic Receivables (C minus D)

F. Quick Assets (A + B + E)

G. Total Amount of Revolving Loans Outstanding

H. Adjusted Quick Ratio (F divided by G)

Greater than 1.25:1.00? Yes ____ No ____

2. Maximum Funded Debt to EBITDA

A. All Debt of Borrower

B. Net Income (after tax)

C. Interest Expense

D. Depreciation and Amortization

E. Non-Cash Expenses and Charges

F. Income Tax

G. Extraordinary Items

H. EBITDA (B + C + D + E + F + G)

I. Maximum Funded Debt to EBITDA (A divided by H)

Less than 1.50:1.00? Yes ____ No ____